SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549


                            Form 8-K

                         CURRENT REPORT

               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported):
                          June 30, 1998

                        Alliance Bancorp
     (Exact name of registrant as specified in its charter)

    Delaware            0-20082                 36-3811768
(State or other     (Commission File         (I.R.S. Employer
jurisdiction of            No.)             Identification No.)
incorporation)


       Registrant's telephone number, including area code:
                         (630) 323-1776


                         Not Applicable
  (Former name or former address, if changed since last report)

Item 2.   Acquisition or Disposition of Assets.

     On June 30, 1998 Alliance Bancorp (the "Registrant") completed its merger with Southwest Bancshares, Inc. ("Southwest Bancshares") pursuant to the Agreement and Plan of Merger (the "Agreement") dated as of December 16, 1997 (previously filed by the Registrant). As a result of the completion of the transaction and in accordance with the Agreement, (i) Southwest Bancshares has been merged (the "Merger") with and into the Registrant, with the Registrant as the surviving corporation, (ii) each outstanding share of Southwest Bancshares common stock issued and outstanding has been converted into 1.1981 shares of common stock of Alliance Bancorp based on an exchange ratio set forth in the Agreement, and (iii) Southwest Federal Savings and Loan Association of Chicago, the savings bank subsidiary of Southwest Bancshares, has been merged with and into Liberty Federal Bank, the savings bank subsidiary of the Registrant. Each share of the Registrant's common stock issued and outstanding immediately prior to the effective time of the Merger remains an outstanding share of common stock of Alliance Bancorp. In connection with the Merger, the Registrant amended its Certificate of Incorporation to increase the total number of shares of common stock to 21,000,000.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (a) Financial statements of the business acquired.

          The consolidated financial statements of Southwest
Bancshares, File No. 0-19968, have been filed by Southwest
Bancshares.

     (b) Pro forma financial information.

          The financial information required by this item will be filed by the Registrant within 60 days of the filing of this Form
8-K.

     (c) Exhibits.

          None.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                   ALLIANCE BANCORP


DATE: July 10, 1998           By:  /s/  Kenne P. Bristol
                                        -------------------------
                                        Kenne P. Bristol
                                        President and Chief
                                         Executive Officer